                                                                       EXHIBIT 1



                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 30, 1997, by and among Eaton Corporation, an Ohio corporation ("Parent"), ETN Acquisition Corp., a Delaware corporation and a subsidiary of Parent (the "Purchaser"), and Fusion Systems Corporation, a Delaware corporation (the "Company").

                  WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS, the Company has declared a dividend of Contingent Payment Rights (the "Contingent Rights") to holders of the Company's common stock, par value $.01 per share (the "Common Shares"), having the terms set forth in Exhibit A which will be issued pursuant to a Contingent Payment Rights Agreement (the "Contingent Payment Rights Agreement") between the Company and BankBoston, N.A., as trustee or such other mutually acceptable trustee (the "Trustee");

                  WHEREAS, pursuant to this Agreement the Purchaser has agreed to commence a tender offer (the "Offer") to purchase all of the outstanding Common Shares (including the associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of September 8, 1994, as amended as of April 19, 1995 and June 30, 1997, between the Company and The First National Bank of Boston, as Rights Agent (the "Rights Agreement"), which Rights together with the Common Shares are hereinafter referred to as the "Shares"), at a price per Share of $39.00 net to the seller in cash (the "Offer Price"), it being understood that the Offer is not being made with respect to the Contingent Rights;

                  WHEREAS, the Board of Directors of the Company (the "Company Board") has, in light of and subject to the conditions set forth herein, (i) approved the Offer and (ii) adopted this Agreement and is recommending that the Company's stockholders accept the Offer, tender their Shares to the Purchaser and approve this Agreement;

                  WHEREAS, the respective Boards of Directors of the Purchaser and the Company have approved the merger of the Purchaser with and into the Company, as set forth below (the "Merger"), in accordance with the General Corporation Law of the State of Delaware (the "GCL") and upon the terms and subject to the conditions set forth in this Agreement, whereby each of the issued and outstanding Common Shares not owned directly or indirectly by Parent, the Purchaser or the Company will be converted into the right to receive $39.00 in cash; and

                  WHEREAS, Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger;

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, the Purchaser and the Company agree as follows:


                                   ARTICLE I.

                                    THE OFFER

                  SECTION 1.01 The Offer.

                           (a) Provided that this Agreement shall not have been
terminated in accordance with Article VIII hereof and none of the events set forth in Annex I hereto (the "Tender Offer Conditions") shall have occurred, as promptly as practicable but in no event later than the fifth business day from the date of this Agreement, Parent shall cause the Purchaser to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act")) an offer to purchase all outstanding Shares at the Offer Price, shall, after affording the Company a reasonable opportunity to review and comment thereon, file all necessary documents with the Securities and Exchange Commission (the "SEC") in connection with the Offer (the "Offer Documents") and shall use reasonable efforts to consummate the Offer, subject to the terms and conditions thereof. The obligation of the Purchaser to accept for payment or pay for any Shares tendered pursuant thereto will be subject only to the satisfaction of the conditions set forth in Annex I hereto.

                           (b) Without the prior written consent of the Company,
the Purchaser shall not decrease the Offer Price or change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased in the Offer, impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Common Shares. The Offer shall remain open until the date that is 20 business days (as such term is defined in Rule 14d-1(c)(6) under the Exchange Act) after the commencement of the Offer (the "Expiration Date"), unless the Purchaser shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, the two succeeding sentences or as may be required by applicable law, in which event the term "Expiration Date" shall mean the latest time and date as the Offer, as so extended, may expire. If at any Expiration Date, any of the Tender Offer Conditions are not satisfied or waived by the Purchaser, the Purchaser may extend the Offer from time to time. Subject to the terms of the Offer and this Agreement and the satisfaction of all the Tender Offer Conditions as of any Expiration Date, the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such expiration date of the Offer; provided that, if all of the Tender Offer Conditions are satisfied and more than 75% but less than 90% of the outstanding Common Shares on a fully diluted basis (excluding Options (as defined herein) which are not exercisable for 30 days) have been validly tendered and not withdrawn in the Offer, the Purchaser shall have the right, in its sole discretion, to extend the Offer from time to time for up to a maximum of five additional business days in the aggregate for all such extensions provided the Purchaser agrees to waive the conditions set forth in paragraphs (b), (c), (f) and (h) of Annex I. Without the prior written consent of the Company, the Purchaser shall not accept for payment or pay for any Shares in the Offer if, as a result, Purchaser would acquire less than the number of Shares necessary to satisfy the Minimum Condition (as defined in Annex I hereto).

                           (c) Parent and the Purchaser represent that the Offer
Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information supplied by the Company in writing for inclusion in the Offer Documents. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to stockholders of the Company, in each case, as and to the extent required by applicable federal securities laws.

                  SECTION 1.02 Company Actions.

                           (a) The Company shall, after affording Parent a
reasonable opportunity to review and comment thereon, file with the SEC and mail to the holders of Common Shares, as promptly as practicable on the date of the filing by Parent and the Purchaser of the Offer Documents, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") reflecting the recommendation of the Company Board that holders of Shares tender their Shares pursuant to the Offer and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. The Schedule 14D-9 will set forth, and the Company hereby represents, that the Company Board, at a meeting duly called and held, has (i) determined by unanimous vote of its directors that each of the transactions contemplated hereby, including each of the Offer and the Merger and the distribution of the Contingent Rights, is fair to and in the best interests of the Company and its stockholders, (ii) approved the distribution of the Contingent Rights, (iii) approved the Offer and adopted this Agreement in accordance with the GCL, (iv) recommended acceptance of the Offer and approval of this Agreement by the Company's stockholders (if such approval is required by applicable law), and (v) taken all other action necessary to render Section 203 of the GCL and the Rights inapplicable to the Offer and the Merger; provided, however, that such recommendation and approval may be withdrawn, modified or amended to the extent that the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would reasonably be expected to result in a breach of the Company Board's fiduciary obligations under applicable law. The Company further represents that, prior to the execution hereof, Salomon Brothers Inc ("Salomon Brothers"), has delivered to the Company Board its written opinion that, as of June 29, 1997, the consideration to be received by the holders of Common Shares (other than Parent or any of its affiliates) pursuant to the Offer, the Merger and the Contingent Rights is fair to the Company's stockholders from a financial point of view. The Company hereby con-sents to the inclusion in the Offer Documents of the recommendations of the Company Board described in this Section 1.02(a).

                           (b) The Company represents that the Schedule 14D-9
will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or the Purchaser in writing for inclusion in the Schedule 14D-9. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agree promptly to correct any information provided by either of them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities law.

                           (c) In connection with the Offer, the Company will
promptly furnish the Purchaser with mailing labels, security position listings, any available non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the Common Shares as of the most recent practicable date and shall furnish the Purchaser with such additional available information (including, but not limited to, updated lists of holders of Common Shares and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and such other assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the Company's record and beneficial stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, the Purchaser and their affiliates, associates, agents and advisors, shall keep such information confidential and use the information contained in any such labels, listings and files only in connection with the Offer and the Merger and, should the Offer terminate or if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.

                  SECTION 1.03  Directors.

                           (a) Subject to compliance with applicable law,
promptly upon the payment by the Purchaser for Shares pursuant to the Offer representing at least such number of Shares as shall satisfy the Minimum Condition, and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Common Shares beneficially owned by Parent or its affiliates bears to the total number of Common Shares then outstanding, and the Company shall, upon request of Parent, promptly take all actions necessary to cause Parent's designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors; provided, however, that prior to the Effective Time (as defined in Section 2.02), the Company Board shall always have at least two members who are neither officers, directors or designees of the Purchaser or any of its affiliates ("Purchaser Insiders"). If the number of directors who are not Purchaser Insiders is reduced below two prior to the Effective Time, the remaining director who is not a Purchaser Insider shall be entitled to designate a person to fill such vacancy who is not a Purchaser Insider and who shall be a director not deemed to be a Purchaser Insider for all purposes of this Agreement.

                           (b) The Company's obligations to appoint Parent's
designees to the Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this
Section 1.03 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.03. Parent will supply any information with respect to itself and its officers, directors and affiliates required by such Section and Rule to the Company.

                           (c) Following the election or appointment of Parent's
designees pursuant to this Section 1.03 and prior to the Effective Time, any amendment or termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or the Purchaser or waiver of any of the Company's rights hereunder, will require the concurrence of a majority of the directors of the Company then in office who are not Purchaser Insiders (or in the case where there are two or fewer directors who are not Purchaser Insiders, the concurrence of one director who is not a Purchaser Insider) if such amendment, termination, extension or waiver would be reasonably likely to have an adverse effect on the minority stockholders of the Company.

                                   ARTICLE II

                                   THE MERGER

                  SECTION 2.01 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the GCL, at the Effective Time the Purchaser shall be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

                  SECTION 2.02 Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Sections 7.01(a) and 7.01(b), but subject to Sections 7.01(c) and 7.01(d), the Company shall execute, in the manner required by the GCL, and deliver to the Secretary of State of the State of Delaware a duly executed and verified certificate of merger, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to herein as the "Effective Time."

                  SECTION 2.03 Effects of the Merger. The Merger shall have the effects set forth in the GCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

                  SECTION 2.04 Certificate of Incorporation and ByLaws of the Surviving Corporation.

                           (a) The Certificate of Incorporation of the Company,
as in effect immediately prior to the Effective

Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

                           (b) The By-Laws of the Purchaser in effect at the
Effective Time shall be the By-Laws of the Surviving Corporation until amended, subject to the provisions of Section 6.06 of this Agreement, in accordance with the provisions thereof and applicable law.

                  SECTION 2.05 Directors. Subject to applicable law, the directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

                  SECTION 2.06 Officers. The individuals specified by Parent prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

                  SECTION 2.07 Conversion of Common Shares; Effect on Contingent Rights. (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Common Share issued and outstanding immediately prior to the Effective Time (other than (i) any Common Shares held by Parent, the Purchaser, any wholly owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company, which Common Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto and (ii) Dissenting Shares (as defined in Section 3.01)), shall be cancelled and retired and shall be converted into the right to receive $39 in cash (the "Merger Price"), payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Common Share.

                           (b) The Contingent Rights shall not be changed or
affected by the Merger and shall remain outstanding after the Effective Time in accordance with their terms.

                  SECTION 2.08 Conversion of Purchaser Common Stock. The Purchaser has outstanding 10 shares of common stock, par value $.01 per share, all of which are entitled to vote with respect to approval of this Agreement. At the Effective Time, each share of common stock of the Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

                  SECTION 2.09. Options; Stock Plans. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide for the cancellation, effective at the Effective Time, of all the outstanding stock options (the "Options") heretofore granted under any stock option or similar plan of the Company (the "Stock Plans"), without any payment therefor except as otherwise provided in this Section 2.09. Immediately prior to the Effective Time, the Company shall accelerate the vesting of all Options which are listed on Section 2.09 of the Company Disclosure Schedule and each then vested Option shall no longer be exercisable but shall entitle each holder thereof, in cancellation and settlement therefor, to (i) a payment in cash by the Company (subject to any applicable withholding taxes), at the Effective Time, equal to the product of (x) the total number of Common Shares subject to such vested Option and (y) the excess of the Merger Price over the exercise price per Common Share subject to such vested Option, and (ii) a payment in cash by the Surviving Corporation (subject to any applicable withholding taxes) at the earlier of March 31, 1999 or the redemption date of the Contingent Rights equal to the product of (x) the total number of Common Shares subject to such cancelled vested Option and (y) the Redemption Price or the Contingent Payment (as such terms are defined in the Contingent Payment Rights Agreement), as the case may be, if any (the amounts payable under clauses (i) and (ii) being referred to as the "Cash Payments"). The Company Board has taken all necessary action to terminate the 1994 Employee Stock Purchase Plan effective prior to the beginning of the payment period which would have commenced on July 1, 1997, and no Options have been or will be issued under such Stock Plan with respect to any payment period beginning on or after July 1, 1997. All other Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary shall terminate as of the Effective Time. The Company will take all reasonable steps to ensure that none of Parent, the Company or any of their respective subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any Person, other than Parent or its affiliates, to own any capital stock of the Surviving Corporation or any of its subsidiaries or to receive any payment in respect thereof other than, to the extent provided herein, with respect to the Contingent Rights. The Company will use its reasonable best efforts to obtain all necessary consents to ensure that after the Effective Time, holders of Options will have no rights other than the rights of the holders of vested Options to receive the Cash Payment in cancellation and settlement thereof.

                  SECTION 2.10 Stockholders' Meeting.

                           (a) If required by applicable law in order to
consummate the Merger, the Company, acting through the Company Board, shall, in accordance with applicable law:

                                    (i) duly call, give notice of, convene and
         hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the acceptance for payment of and payment for Common Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon this Agreement;

                                    (ii) prepare and file with the SEC a
         preliminary proxy statement relating to this Agreement, and use its reasonable efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the "Proxy Statement") to be mailed to its stockholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

                                    (iii) subject to the fiduciary obligations
         of the Company Board under applicable law as provided in Section 1.02(a), include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of this Agreement.

                           (b) Parent agrees that it will vote, or cause to be
voted, all of the Common Shares then owned by it, the Purchaser or any of its other subsidiaries in favor of the approval of the Plan of Merger and of this Agreement.

                  SECTION 2.11 Merger Without Meeting of Stockholders. Notwithstanding Section 2.10, in the event that Parent, the Purchaser or any other subsidiary of Parent shall acquire at least 90% of the outstanding Common Shares pursuant to the

Offer or otherwise, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for Common Shares by the Purchaser pursuant to the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the GCL.


                                   ARTICLE III

                      DISSENTING SHARES; PAYMENT FOR SHARES

                  SECTION 3.01. Dissenting Shares. Notwithstanding Section 2.07, Common Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Common Shares in accordance with the GCL ("Dissenting Shares") shall not be converted into a right to receive the Merger Price, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Common Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Price. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Common Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

                  SECTION 3.02. Payment for Common Shares.

                           (a) From and after the Effective Time, such bank or
trust company as shall be mutually acceptable to Parent and the Company shall act as paying agent (the "Paying Agent") in effecting the payment of the Merger Price in respect of certificates (the "Certificates") that, prior to the Effective Time, represented Common Shares entitled to payment of the Merger Price pursuant to Section 2.07. Promptly following the Effective Time, Parent or the Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Price to which holders of Common Shares shall be entitled at the Effective Time pursuant to Section 2.07.

                           (b) Promptly after the Effective Time, Parent shall
cause the Paying Agent to mail to each record holder of Certificates that immediately prior to the Effective Time represented Common Shares a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and instructions for use in surrendering such Certificates and receiving the Merger Price in respect thereof. Upon the surrender of each such Certificate, the Paying Agent shall pay the holder of such Certificate the Merger Price multiplied by the number of Common Shares formerly represented by such Certificate, in consideration therefor, and such Certificate shall forthwith be cancelled. Until so surrendered, each such Certificate (other than Certificates representing Common Shares held by Parent or the Purchaser, any wholly owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company or Dissenting Shares) shall represent solely the right to receive the aggregate Merger Price relating thereto. No interest or dividends shall be paid or accrued on the Merger Price. If the Merger Price (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing Common Shares surrendered therefor is registered, it shall be a condition to such right to receive such Merger Price that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Common Shares shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Price to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

                           (c) Promptly following the date which is 180 days
after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Common Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the aggregate Merger Price relating thereto, without any interest or dividends thereon.

                           (d) After the Effective Time, there shall be no
transfers on the stock transfer books of the Surviving Corporation of any Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Common Shares are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Merger Price relating thereto, as provided in this Article III.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Parent and the Purchaser as follows:

                  SECTION 4.01 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company's Significant Subsidiaries (as defined herein) is a corporation duly organized, validly existing and, with respect to the Company's Significant Subsidiaries that are incorporated or organized in a jurisdiction in the United States of America, in good standing under the laws of the jurisdiction of its incorporation. The Company and each of its subsidiaries has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and, with respect to the Company and the Company's Significant Subsidiaries that are incorporated or organized in a jurisdiction in the United States of America, is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The term "Material Adverse Effect on the Company," as used in this Agreement, means any change in or effect on the business, assets, liabilities, condition (financial or otherwise), prospects or results of operations of the Company or any of its subsidiaries that would reasonably be expected to be materially adverse to the Company and its subsidiaries taken as a whole. The Company has heretofore made available to Parent and the Purchaser a complete and correct copy of the certificate of incorporation and the by-laws or comparable organizational documents, each as amended to the date hereof, of the Company and each of its Significant Subsidiaries and has made available a complete and correct copy of the Rights Agreement as amended to the date hereof. A "Significant Subsidiary" of any person means the subsidiaries identified on Section 4.02 of the Company Disclosure Schedule as a

"Significant Subsidiary" and any subsidiary or person that constitutes a significant subsidiary of such person within the meaning of Rule 1-02(v) of Regulation S-X.

                  SECTION 4.02 Capitalization; Subsidiaries. The authorized capital stock of the Company consists of 40,000,000 Common Shares and 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), of which 100,000 shares are designated Series A Junior Participating Preferred Stock, par value $.01 per share (the "Junior Preferred Stock"). As of the close of business on June 27, 1997, 7,492,935 Common Shares were issued and outstanding, all of which are entitled to vote on this Agreement, and 438,920 Common Shares were held in treasury. The Company has no shares of Preferred Stock issued and outstanding. The Company has no shares reserved for issuance, except that, as of June 27, 1997, there were 865,392 Common Shares reserved for issuance pursuant to outstanding Options and rights granted under the Stock Plans and 100,000 shares of Series A Junior Participating Preferred Stock reserved for issuance upon exercise of the Rights. Section 4.02 of the disclosure schedule delivered to Parent by the Company prior to the date hereof (the "Company Disclosure Schedule") sets forth the holders of all outstanding Options and the number, exercise prices, vesting schedules and expiration dates of each grant to such holders. Since January 1, 1997, the Company has not issued any shares of capital stock except pursuant to the exercise of Options outstanding as of such date; provided, however, that not more than 10,000 Common Shares are reserved for issuance as of June 30, 1997 pursuant to the exercise of options (the "Purchase Plan Options") granted prior to the date of this Agreement pursuant to the Company's 1994 Employee Stock Purchase Plan. All the outstanding Common Shares are, and all Common Shares which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its subsidiaries issued and outstanding. Except as set forth in this Section 4.02, and except for the Contingent Rights and the Rights, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character to which the Company or any of its subsidiaries is a party or by which any of them is bound, obligating the Company or any of its subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or

Voting Debt of, or other equity interest in, the Company or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligating the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Except as contemplated by this Agreement or the Rights Agreement and except for the Company's obligations in respect of the Options under the Stock Plans, there are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Common Shares or the capital stock of the Company or any of its subsidiaries. Each of the outstanding shares of capital stock of each of the Company's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and, except as set forth in
Section 4.02 of the Company Disclosure Schedule, such shares of the Company's Significant Subsidiaries are owned by the Company or by a subsidiary of the Company in each case free and clear of any lien, claim, option, charge, security interest, limitation, encumbrance and restriction of any kind (any of the foregoing being a "Lien"). Set forth in Section 4.02 of the Company Disclosure
Schedule is a complete and correct list of each subsidiary (direct or indirect) of the Company and indicates whether such subsidiary is a Significant Subsidiary. No entity in which the Company owns, directly or indirectly, less than a 50% equity interest is, individually or when taken together with all such other entities, material to the business of the Company and its subsidiaries taken as a whole.

                  SECTION 4.03 Authority Relative to this Agreement and Related Matters. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, except for any required approval by the Company's stockholders in connection with consummation of the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval of this Agreement by the affirmative vote of the holders of a majority of the then outstanding Common Shares entitled to vote thereon, to the extent required by applicable law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and the Purchaser, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

                  SECTION 4.04  No Conflict; Required Filings and
Consents.

                           (a) Assuming (i) the filings required under the
Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") are made and the waiting periods thereunder have been terminated or have expired, (ii) the requirements of the Exchange Act and any applicable state securities, "blue sky" or takeover law are met, (iii) the filing of the certificate of merger and other appropriate merger documents, if any, as required by the GCL, is made and (iv) approval of this agreement by the holders of a majority of the Common Shares, if required by the GCL, is received, none of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or the comparable organizational documents of any of its Significant Subsidiaries, (ii) except as disclosed on Section 4.04(a) of the Company Disclosure Schedule, result in a breach or violation of, a default under or the triggering of any payment or other material obligations pursuant to, any of the Company's existing Employee Benefit Arrangements (as hereinafter defined) or any grant or award made under any of the foregoing, (iii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment, decree, permit or license applicable to the Company or any of its subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iv) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit, or the creation of any Lien on any of the properties or assets of the Company or any of its subsidiaries (any of the foregoing referred to in clause (ii), (iii) or this clause (iv) being a "Violation") pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties may be bound or affected, other than, in the case of clause (iii) or (iv) above, any such Violations that, individually or in the aggregate, would not (A) reasonably be expected to have a Material Adverse Effect on the Company, (B) impair the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially delay consummation of any transactions contemplated by this Agreement.

                           (b) None of the execution and delivery of this
Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing being a "Consent"), any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational (a "Governmental Entity"), except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of the certificate of merger pursuant to the GCL, (iii) compliance with the HSR Act and any requirements of any foreign or supranational antitrust laws, and (iv) such filings, authorizations, orders and approvals (which to the Company's knowledge are set forth on Section 4.04(b) of the Company Disclosure Schedule) as (A) may be required under the laws of any foreign country in which the Company or any of its subsidiaries conducts any business or owns any property or assets or (B) as to which failure to obtain or make would not (x) reasonably be expected to have a Material Adverse Effect on the Company or (y) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

                  SECTION 4.05 SEC Reports and Financial Statements.

                           (a) The Company has filed with the SEC all forms,
reports, schedules, registration statements and definitive proxy statements required to be filed by the Company with the SEC since January 1, 1994 (as they have been amended since the time of their filing, and including any documents filed as exhibits thereto, collectively, the "SEC Reports") and has heretofore made available to Parent complete and correct copies of all such forms, reports, schedules, registration statements, and proxy statements. As of their respective dates, the SEC Reports (including but not limited to any financial statements or schedules included or incorporated by reference therein) complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations of the SEC promulgated thereunder applicable, as the case may be, to such SEC Reports, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                           (b) The consolidated balance sheets as of December
31, 1996 and 1995 and the consolidated statements of income, common stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996 (including the related notes and schedules thereto) of the Company contained in the Company's Form 10-K, as amended prior to the date hereof, for the fiscal year ended December 31, 1996 present fairly the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates or for the periods presented therein and were prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, including the related notes.

                           (c) Except as reflected, reserved against or
otherwise disclosed in the financial statements of the Company included in the SEC Reports filed prior to the date of this Agreement or as set forth in Section 4.05(c) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries have any liabilities or obligations (absolute, accrued, fixed, contingent or otherwise) other than liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1996 which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                           (d) The Company has heretofore furnished to Parent a
complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

                           (e) As of May 23, 1997, the Company had on hand cash
and cash equivalents (collectively, "Cash") of at least $110,440,000 and Net Working Capital of at least $129,901,000. For purposes of this Agreement, "Net Working Capital" shall mean, as of any date of determination, the remainder of
(1) Total Current Assets less (2) Total Current Liabilities, in each case as of such date, calculated in the same manner, using the same methods, as the line items on the

Company's balance sheet as reported in the Company's Form 10-K, as amended prior to the date hereof, for the fiscal year ended December 31, 1996 (the "Balance Sheet").

                  SECTION 4.06 Environmental Matters.

                  (a) The business and operations of the Company and its subsidiaries comply in all material respects with all applicable Environmental Laws. The Company and its subsidiaries have obtained all material Governmental Permits relating to Environmental Laws necessary for the operation of their businesses; all such material Governmental Permits are set forth on Schedule
4.06 and are in full force and effect and the Company and its subsidiaries are in compliance in all material respects with all terms and conditions of such permits. To the best knowledge of the Company, neither the Company nor its subsidiaries is subject to, and no facts exist that would form the basis for, any investigation by, order from or claim by any person (including without limitation any Governmental Entity or prior owner or operator of any of the Company Property) respecting (i) any Environmental Law, (ii) any Remedial Action or (iii) any claim arising from the Release or threatened Release of a Contaminant into the environment. Neither the Company nor any of its subsidiaries is subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Law.

                  (b) Neither the Company nor any of its subsidiaries has (i) reported a Release of a hazardous substance pursuant to Section 103(a) of CERCLA, or any state equivalent; (ii) filed a notice pursuant to Section 103(c) of CERCLA; or (iii) filed any notice under any applicable Environmental Law reporting a violation of any applicable Environmental Law. There is not now with respect to the operations of the Company or any of its subsidiaries, nor to the best knowledge of the Company has there ever been, on or in any Company
Property: (A) any Release, (B) any treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under RCRA or any state equivalent, or (C) any underground storage tank or surface impoundment or landfill or waste pile, except for such events which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

                  (c) There is not now on or in any Company Property any polychlorinated biphenyls (PCB) used in the Company's operations in pigments, hydraulic oils, electrical transformers or other equipment.

                  (d) To the best knowledge of the Company, any asbestos-containing material or presumed asbestos-containing material which is on or part of any Company Property is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Environmental Law. None of the products manufactured, distributed or sold by the Company or any of its subsidiaries contained asbestos or asbestos-containing material.

                  (e) For purposes of this Section:

                                    (i) "Company Property" means any real or
         personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset now or, to the Company's knowledge, previously owned, leased or operated primarily by the Company or any of its present or, to the Company's knowledge, past subsidiaries.

                                    (ii) "CERCLA" means the Comprehensive
         Environmental Response, Compensation and Liability Act, as amended, and any regulations promulgated thereunder.

                                    (iii) "Contaminant" means any waste,
         pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste, hazardous material or any constituent of any such substance, waste or material.

                                    (iv) "Environmental Law" means all federal,
         state and local laws or regulations relating to or addressing the environment, health or safety, including but not limited to CERCLA, OSHA and RCRA and any state equivalent thereof.

                                    (v) "Governmental Permits" means any
         permits, licenses, certificates, orders, consents, authorizations, franchises and other approvals from, or required by, any Governmental Entity that are used by, or are necessary to own and to operate, the business of the Company and its subsidiaries as currently configured and operated, together with any applications for the issuance, renewal, modification or extension thereof and all supporting information and analyses.

                                    (vi) "OSHA" means the Occupational Safety
         and Health Act, as amended, and any regulations promulgated thereunder.

                                    (vii) "RCRA" means the Resource Conservation
         and Recovery Act, as amended, and any regulations promulgated thereunder.

                                    (viii) "Release" means release, spill,
         emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the environment or into or out of any Company Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Company Property.

                  SECTION 4.07 Compliance with Applicable Laws. Except with respect to Environmental Laws which are covered in Section 4.06, the Company and its subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities (the "Company Permits"). The Company and its subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company. Except with respect to Environmental Laws which are covered in Section 4.06, the business operations of the Company and its subsidiaries have been conducted in compliance with all laws, ordinances and regulations of any Governmental Entity, except for possible violations which could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company.

                  SECTION 4.08 Change of Control. Except as set forth on Section
4.08 of the Company Disclosure Schedule, the transactions contemplated by this Agreement will not constitute a "change of control" under, require the consent from or the giving of notice to a third party pursuant to, permit a third party to terminate or accelerate vesting or repurchase rights or create any other detriment under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, except where the adverse consequences resulting from such change of control or where the failure to obtain such consents or provide such notices would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; provided, however, that the foregoing exception will not be applicable to any (i) note, bond, mortgage, indenture, contract, agreement or other instrument or obligation relating to (x) indebtedness of the Company or any of its subsidiaries with an outstanding principal amount of more than $100,000 or
(y) annual revenues
to the Company of more than $150,000 or (ii) employment, compensation, termination or severance agreement, instrument or obligation of the Company or any of its subsidiaries. The total amounts payable to the executives identified in Section 4.08 of the Company Disclosure Schedule, as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (including any cash-out or acceleration of options and restricted stock and any "gross-up" payments with respect to any of the foregoing), based on compensation data applicable as of the date hereof will not exceed the amount set forth on such schedule.

                  SECTION 4.09 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries, individually or in the aggregate, which would reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries or could prevent or materially delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or could prevent or materially delay the consummation of the transactions contemplated hereby.

                  SECTION 4.10 Information. None of the information supplied by the Company in writing (other than projections of future financial performance) specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Proxy Statement or (iii) any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the "Other Filings") will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or the Purchaser in writing specifically for inclusion in the Proxy Statement.

                  SECTION 4.11 Certain Approvals. The Company Board has taken any and all necessary and appropriate action to render inapplicable to the Offer, the Merger and the transactions contemplated by this Agreement the provisions of Section 203 of the GCL. No other state takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger or the transactions contemplated by this Agreement.

                  SECTION 4.12 Employee Benefit Plans.

                           (a) Section 4.12(a) of the Company Disclosure
Schedule includes a complete list of all employee benefit plans, programs, and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries contributes or is obligated to contribute ("Plans"). Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder ("ERISA") and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

                           (b) With respect to each Plan, the Company has made
available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service (the "IRS"), if any. Except as specifically provided in the foregoing documents made available to Parent, there are no amendments to any Plan that have been adopted or approved nor has the Company or any of its subsidiaries undertaken to make any such amendments.

                           (c) Section 4.12(c) of the Company Disclosure
Schedule identifies each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder (the "Code") ("Qualified Plans"). The IRS has issued a favorable determination letter with respect to each Qualified Plan that has not been revoked, and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. Schedule 4.12(c) identifies each Plan which is intended to meet the requirements of Code
Section 501(c)(9), and each such plan meets such requirements and provides no disqualified benefits (as such term is defined in Code Section 4976(b).

                           (d) All contributions required to be made to any Plan
by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of the Company included in the SEC Reports to the extent required under generally accepted accounting principles.

                           (e) The Company and each of its subsidiaries has
complied, and is now in compliance, in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of the Company or any of its subsidiaries under ERISA or the Code. No prohibited transaction has occurred with respect to any Plan.

                           (f) No Plan is subject to Title IV or Section 302 of
ERISA or Section 412 or 4971 of the Code. Without limiting the generality of the foregoing, no Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA and which is subject to Title IV of ERISA (a "Multiple Employer Plan"), nor has the Company or any of its subsidiaries, or any of their respective ERISA Affiliates (as defined in the next sentence), at any time since September 2, 1974, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. An "ERISA Affiliate" means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company or any of its subsidiaries, or that is a member of the same "controlled group" as the Company or any of its subsidiaries, pursuant to
Section 4001(a)(14) of ERISA.

                           (g) There does not now exist, nor do any
circumstances exist that could result in, any liability under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, or (v) corresponding or similar provisions of foreign laws or regulations, other than a liability that arises solely out of, or relate solely to, the Plans, that would be a liability of the Company or any of its subsidiaries following the Closing. Without limiting the generality of the foregoing, none of the Company, its subsidiaries nor any ERISA Affiliate of the Company or any of its subsidiaries has engaged in any transaction described in
Section 4069 or Section 4204 or 4212 of ERISA.

                           (h) Neither the Company nor any of its subsidiaries
has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its subsidiaries.

                           (i) There are no pending or threatened claims (other
than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of the Company or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

                  SECTION 4.13 Intellectual Property.

                           (a) Set forth on Section 4.13(a) of the Company
Disclosure Schedule is a list of all material patents, patent applications, patent disclosures, trademark registrations and trademark applications, service mark registrations and service mark applications, certification mark registrations and certification mark applications, copyright registrations and copyright registration applications, mask works registrations and mask works registration applications, both domestic and foreign, which are owned by the Company or any of its subsidiaries. The assets described on Section 4.13(a) of the Company Disclosure Schedule and all computer software, trade secrets, trademarks, trade names, service marks, certification marks, copyrights, know-how, methods, processes, procedures, apparatus, equipment, industrial property, discoveries, inventions, designs, drawings, plans, specifications, engineering data, manuals, development projects, research and development work in progress, technology or other proprietary rights or confidential information which are owned or used by the Company or any of its subsidiaries are referred to as the "Intellectual Property." Except as otherwise indicated on Section 4.13(a) of the Company Disclosure Schedule, the Company and its subsidiaries own all right, title and interest in and to the Intellectual Property validly and beneficially, free and clear of all material Liens, with the sole and exclusive right to use the same, subject to those licenses listed on Section 4.13(b) of the Company Disclosure Schedule.

                           (b) Set forth on Section 4.13(b) of the Company
Disclosure Schedule is a list of (i) all material licenses, assignments and other transfers of Intellectual Property granted to others by the Company or any of its subsidiaries, and (ii) all material licenses, assignments and other transfers of patents, trade names, trademarks, service marks, copyrights, mask works registrations, software, trade secrets, know-how, technology or other proprietary rights or information granted to the Company or any of its subsidiaries by others. Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, none of the licenses, assignments or other transfers described above is subject to termination or cancellation or change in its terms or provisions as a result of this Agreement or the transactions provided for in this Agreement.

                           (c) To the knowledge of the Company, there is no
material unauthorized use, infringement or misappropriation of any Intellectual Property.

                           (d) Except as disclosed in Section 4.13(d) of the
Company Disclosure Schedule, no material claim with respect to the Intellectual Property has been asserted or, to the best knowledge of the Company, is threatened by any person nor does the Company know of any valid ground for any bona fide claims (i) to the effect that the manufacture, sale or use of any product or process as used (currently or in the past) or offered or proposed for use or sale by the Company infringes on any copyright, trade secret, patent, tradename or other intellectual property right of any person, (ii) against the Company relating to the use of any Intellectual Property, or (iii) challenging the ownership, validity or effectiveness of any Intellectual Property. To the Company's best knowledge, all granted and issued patents and all registered trademarks and service marks listed in Section 4.13(a) of the Company Disclosure Schedule and all copyrights held by the Company are valid, enforceable and subsisting.

                           (e) No material Intellectual Property is subject to
any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing, assignment or other transfer, use or enforceability thereof by the Company. The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, except indemnities agreed to in the ordinary course of business included as part of the Company's license agreements. The Company has the exclusive right to file, prosecute and maintain all applications and registrations with respect to Intellectual Property.

                  SECTION 4.14  Taxes.

                           (a) The Company and each of its subsidiaries has
filed all federal, state, local and foreign income Tax Returns (as hereinafter defined) required to be filed by it, and all other material Tax Returns required to be filed by it, and has paid or caused to be paid all Taxes (as hereinafter defined) shown as due and payable on such Tax Returns in respect of the periods covered by such returns and has made adequate provision in the Company's financial statements for payment of all Taxes anticipated to be payable in respect of all taxable periods or portions thereof ending on or before the date hereof, except where the failures to so file or pay or make adequate provision would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Section 4.14 of the Company Disclosure Schedule lists the periods through which the Tax Returns required to be filed by the Company or any of its subsidiaries have been examined by the IRS or other appropriate taxing authority, or the period during which any assessments may be made by the IRS or other appropriate taxing authority has expired. All material deficiencies and assessments asserted as a result of such examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in the Company's financial statements, and no issue or claim has been asserted in writing for Taxes by any taxing authority for any prior period, the adverse determination of which would result in a deficiency which could have a Material Adverse Effect on the Company, other than those heretofore paid or provided for in the Company's financial statements. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has filed a consent pursuant to Section 341(f) of the

Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(2) of the Code) owned by the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or that would not be deductible pursuant to the terms of Section 162(m) of the Code. Neither the Company nor any of its subsidiaries (i) has been a member of a group filing consolidated returns for federal income tax purposes (except for the group of which the Company is the common parent), or (ii) is a party to a Tax sharing or Tax indemnity agreement or any other agreement of a similar nature that remains in effect.

                           (b) For purposes of this Agreement, the term "Taxes"
means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, transfer, license, payroll, withholding, capital stock and franchise taxes, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto. For purposes of this Agreement, the term "Tax Return" means any report, return or other information or document required to be supplied to a taxing authority in connection with Taxes.

                  SECTION 4.15 Absence of Certain Changes. Except as disclosed in the SEC Reports filed prior to the date of this Agreement or as otherwise disclosed on Section 4.15 of the Company Disclosure Schedule, since December 31, 1996 (i) there has not been any Material Adverse Effect on the Company; (ii) the businesses of the Company and each of its subsidiaries have been conducted only in the ordinary course and in a manner consistent with past practice; (iii) neither the Company nor any of its subsidiaries has incurred any material liabilities (direct, contingent or otherwise) or engaged in any material transaction or entered into any material agreement or commitments outside the ordinary course of business; (iv) neither the Company nor any of its subsidiaries has taken any action referred to in Section 6.01 hereof except as permitted thereby; or (v) there has not been any revaluation by the Company or any of its subsidiaries of any material assets, including but not limited to writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business.

                  SECTION 4.16 Labor Matters. No employees of the Company or of any of its subsidiaries are represented by any labor union or any collective bargaining organization. No labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority, which would reasonably be expected to have a Material Adverse Effect on the Company.

                  SECTION 4.17 Relationships with Customers, Suppliers, Distributors and Sales Representatives. Except as set forth in Section 4.17 of the Company Disclosure Schedule, the Company has not received written notice that any customer, supplier, distributor or sales representative intends to cancel, terminate or otherwise modify its relationship with the Company or any subsidiary which would reasonably be expected to have a Material Adverse Effect on the Company.

                  SECTION 4.18 Contracts. Section 4.18 of the Company Disclosure Schedule lists all written or oral contracts, agreements, guarantees, leases (each a "Contract") to which the Company or any of its subsidiaries is a party and which fall within any of the following categories: (i) Contracts not entered into in the ordinary course of business, (ii) joint venture, partnership and like agreements, (iii) Contracts containing covenants purporting to limit the freedom of the Company or any of its subsidiaries to compete in any line of business in any geographic area or to hire or solicit any individual or group of individuals, (iv) Contracts which after the Effective Time would have the effect of limiting the freedom of Parent or its subsidiaries (other than the Company and its subsidiaries) to compete in any line of business in any geographic area or to hire any individual or group of individuals, (v) Contracts which contain minimum purchase conditions or requirements or other terms that restrict or limit the purchasing relationships of the Company or any of its subsidiaries,
(vi) Contracts relating to any outstanding commitment for capital expenditures in excess of $100,000, (vii) indentures, mortgages, promissory notes, loan agreements, guarantees of amounts in excess of $100,000, letters of credit or other agreements or instruments of the Company or any of its subsidiaries or commitments for the borrowing or the lending of amounts in excess of $100,000 by the Company or any of its subsidiaries or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of the Company or any of its subsidiaries and (viii) Contracts with or for the benefit of any affiliate of the Company (other than subsidiaries of the Company). All of the Contracts required to be disclosed by this Section 4.18 are valid and binding obligations of the Company or a subsidiary of the Company and the valid and binding obligation of each other party thereto, except such Contracts which if not so valid and binding would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) could constitute a default under, any such Contract except such violations or defaults under such Contracts which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

                  SECTION 4.19 Rights Agreement. The Company and the Company Board have authorized all necessary action to amend the Rights Agreement (without redeeming the Rights) so that none of the execution or delivery of this Agreement, the making of the Offer, the acquisition of Common Shares pursuant to the Offer or the consummation of the Merger will (i) cause any Rights issued pursuant to the Rights Agreement to become exercisable or to separate from the stock certificates to which they are attached, (ii) cause Parent, the Purchaser or any of their Affiliates or Associates to be an Acquiring Person (as each such term is defined in the Rights Agreement) or (iii) trigger other provisions of the Rights Agreement, including giving rise to a Distribution Date or a Triggering Event (as each such term is defined in the Rights Agreement), and such amendment shall be in full force and effect from and after the date hereof.

                  SECTION 4.20 Product Recalls. The Company is not aware of any pattern or series of claims against the Company or any of its subsidiaries which reasonably could be expected to result in a generalized product recall relating to products sold by the Company or any of its subsidiaries, regardless of whether such product recall is formal, informal, voluntary or involuntary.

                  SECTION 4.21 Sale of UV Curing Business. The Company is not aware of any pending or threatened claim against the Company or any of its subsidiaries, whether for indemnification, retained liabilities or otherwise, arising out of or related to the sale by the Company of its ultraviolet curing systems business to affiliates of Fairey Group, plc pursuant to a Purchase Agreement, dated as of August 14, 1996, a true, correct and complete copy of which has previously been made available to Parent.

                  SECTION 4.22 Brokers. Except for the engagement of Salomon Brothers and Venture Advisors, Inc. ("VAI"), an affiliate of Daniel Tessler, Chairman of the Company Board, none of the Company, any of its subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. The Company has previously delivered to Parent a copy of the Company's engagement letters with Salomon Brothers and VAI. The aggregate Merger Fees owed or which will be owing by the Company and its subsidiaries in connection with the Offer, the Merger and the transactions contemplated by this Agreement will not exceed the amount set forth in Section 4.22 of the Company Disclosure Schedule. "Merger Fees" means all fees and expenses paid or payable by or on behalf of the Company or any of its subsidiaries to all attorneys, accountants, investment bankers, financial advisors and other experts and advisors incident to negotiation, preparation, execution and consummation of this Agreement and the transactions contemplated hereby, and all amounts payable to any officer, director or significant employee of the Company or any of its subsidiaries whose Options are covered by Schedule 2.09 arising out of severance of employment following consummation of the transactions contemplated by this Agreement or otherwise attributable to the consummation of the transactions contemplated by this Agreement, exclusive of payments in respect of Options.

                  SECTION 4.23 Opinion of Salomon Brothers. The Company has received the written opinion of Salomon Brothers to the effect that, as of June 29, 1997, the consideration to be received by the holders of Common Shares (other than Parent or any of its affiliates) pursuant to the Offer, the Merger and the Contingent Rights, is fair to the Company's stockholders from a financial point of view. The Company has previously delivered to Parent a copy of such opinion.


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                           OF PARENT AND THE PURCHASER

                  Parent and the Purchaser represent and warrant to the Company as follows:

                  SECTION 5.01 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of Ohio and each material subsidiary of Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent and each of its material subsidiaries (including the Purchaser) has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not have a Material Adverse Effect on Parent. The term "Material Adverse Effect on Parent", as used in this Agreement, means any change in or effect on the business, assets, liabilities, condition (financial or otherwise), prospects or results of operations of Parent or any of its subsidiaries that would be materially adverse to Parent and its subsidiaries taken as a whole.

                  SECTION 5.02 Authority Relative to this Agreement. Each of Parent and the Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the Purchaser and the consummation by Parent and the Purchaser of the transactions contemplated hereby have been duly and validly authorized and approved by the respective Boards of Directors of Parent and the Purchaser and by Parent as sole stockholder of the Purchaser and no other corporate proceedings on the part of Parent or the Purchaser are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and the Purchaser and, assuming the due and valid authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and the Purchaser enforceable against each of them in accordance with its terms.

                  SECTION 5.03 No Conflict; Required Filings and Consents.

                           (a) Assuming (i) the filings required under the HSR
Act are made and the waiting periods thereunder have terminated or have expired, (ii) the requirements of the Exchange Act and any applicable state securities, "blue sky" or takeover law are met and (iii) the filing of the certificate of merger and other appropriate merger documents, if any, as required by the GCL, is made, none of the execution and delivery of this Agreement by Parent or the Purchaser, the consummation by Parent or the Purchaser of the transactions contemplated hereby or compliance by Parent or the Purchaser with any of the provisions hereof will (i) conflict with or violate the organizational documents of Parent or the Purchaser, (ii) conflict with or violate in any material respect any statute, ordinance, rule, regulation, order, judgment, decree, permit or license applicable to Parent or the Purchaser or any of their subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a Violation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or the Purchaser or any of their subsidiaries is a party or by which Parent or the Purchaser or any of their subsidiaries or any of their respective properties or assets may be bound or affected, which would prevent or materially delay the consummation of the transactions contemplated hereby.

                           (b) None of the execution and delivery of this
Agreement by Parent and the Purchaser, the consummation by Parent and the Purchaser of the transactions contemplated hereby or compliance by Parent and the Purchaser with any of the provisions hereof will require any Consent of any Governmental Entity, except for (i) compliance with any applicable requirements of the Exchange Act and any state securities "blue sky" or takeover law, (ii) the filing of a certificate of merger pursuant to the GCL, and (iii) compliance with the HSR Act and any requirements of any foreign or supranational antitrust laws.

                  SECTION 5.04 Information. None of the information supplied or to be supplied by Parent and the Purchaser in writing specifically for inclusion in (i) the Schedule 14D-9, (ii) the Proxy Statement or (iii) the Other Filings will, at the respective times filed with the SEC or such other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 5.05 Financing. Parent has possession of, or has available to it under existing lines of credit, sufficient funds to consummate the transactions contemplated by this Agreement, and will cause the Purchaser to have sufficient funds available to consummate the Offer and the Merger and the transactions contemplated hereby.

                  SECTION 5.06 Delaware Law. Neither Parent nor any of its subsidiaries was, immediately prior to the execution of this Agreement, an "interested stockholder" within the meaning of Section 203 of the GCL.


                                   ARTICLE VI

                                    COVENANTS

                  SECTION 6.01 Conduct of Business of the Company. Except as required by this Agreement or otherwise with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and will use its reasonable efforts, and will cause each of its subsidiaries to use its reasonable efforts, to preserve intact the business organization of the Company and each of its subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the good will of those having business relationships with it, including, without limitation, maintaining satisfactory relationships with licensors, suppliers, distributors, customers and others having business relationships with the Company. Without limiting the generality of the foregoing, and except as otherwise required by this Agreement, the Company will not, and will not permit any of its subsidiaries to, prior to the Effective Time, without the prior written consent of Parent:

                           (a) adopt any amendment to its Certificate of
Incorporation or By-Laws or comparable organizational documents or the Rights Agreement (other than the amendment contemplated by Section 4.19) or the Contingent Payment Rights Agreement;

                           (b) sell, pledge or encumber any stock owned by it in
any of its subsidiaries;

                           (c) (i) issue, reissue or sell, or authorize the
issuance, reissuance or sale of (A) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of Common Shares (and the related Rights), in accordance with the terms of the instruments governing such issuance on the date hereof, pursuant to the exercise of Options outstanding on the date hereof (or, if a Triggering Event (as defined in the Rights Agreement) by a party other than Parent or the Purchaser shall occur, Rights) or (B) any other securities in respect of, in lieu of, or in substitution for, Common Shares outstanding on the date hereof, other than the Contingent Rights or (ii) make any other changes in its capital structure;

                           (d) declare, set aside or pay any dividend or other
distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than (i) between any of the Company and any of its wholly owned subsidiaries or (ii) the Contingent Rights;

                           (e) split, combine, subdivide, reclassify or redeem,
purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

                           (f) increase the compensation or fringe benefits
payable or to become payable to its directors, officers or employees (whether from the Company or any of its subsidiaries) other than an aggregate of $8,000 in bonuses previously disclosed to Parent, or pay or award any benefit not required by any existing plan or arrangement to any officer, director or employee (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units pursuant to the Stock Plans or otherwise), or grant any severance or termination pay to any officer, director or other employee of the Company or any of its subsidiaries (other than as required by existing agreements or policies described in the Company Disclosure Schedule), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its subsidiaries or establish, adopt, enter into, amend or waive any performance or vesting criteria or accelerate vesting or exercisability under any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees of the Company or its subsidiaries (any of the foregoing being an

"Employee Benefit Arrangement"), except, in each case, to the extent required by applicable law or regulation;

                           (g) acquire, mortgage, encumber, sell, lease, license
or dispose of any assets (including Intellectual Property) or securities, except pursuant to existing contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly owned subsidiary of the Company and the Company or another wholly owned subsidiary of the Company, provided that nothing herein shall prevent the Company from extending until December 31, 1997 an agreement to provide benefits administration services to Lighting, and extending the Company's MIS support for Lighting until the later of June 30, 1998 or the Company's cessation of use of the Company's ASK Man Man software system, in each case on their current terms and conditions;

                           (h) (i) incur, assume or pre-pay any long-term debt
or incur or assume any short-term debt, except that the Company and its subsidiaries may incur, assume or pre-pay debt in the ordinary course of business in amounts and for purposes consistent with past practice under existing lines of credit, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice, (iii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (iv) make any loans, advances or capital contributions to, or investments in, any other person, except for loans, advances, capital contributions or investments between any wholly owned subsidiary of the Company and the Company or another wholly owned subsidiary of the Company, (v) authorize or make capital expenditures not provided for in the Company's capital budget included in Section 6.01(h) of the Company Disclosure Schedule which are in excess of $100,000, (vi) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, (vii) delay or accelerate payment of accounts payable beyond or in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice, or (viii) vary the Company's inventory practices in any material respect from the Company's past practices;

                           (i) settle or compromise any suit or claim or
threatened suit or claim where the amount involved is greater than $100,000;

                           (j) other than in the ordinary course of business
consistent with past practice, (i) modify, amend or terminate any contract, (ii) waive, release, relinquish or assign any contract (or any of the Company's rights thereunder), right or claim, or (iii) cancel or forgive any indebtedness owed to the Company or any of its subsidiaries; provided, however, that the Company may not under any circumstance waive or release any of its rights under any confidentiality agreement to which it is a party;

                           (k) make any tax election not required by law or
settle or compromise any tax liability;

                           (l) permit any insurance policy naming it as a
beneficiary or a loss payable payee to be canceled or terminated without notice to the Purchaser, except in the ordinary course of business consistent with past practice;

                           (m) acquire (by merger, consolidation or
acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or, except in the ordinary course of business consistent with past practice, any assets;

                           (n) enter into any contract or agreement other than
in the ordinary course of business consistent with past practice;

                           (o) except as may be required as a result of a change
in law or in generally accepted accounting principles, make any change in its methods of accounting, including tax accounting policies and procedures; or

                           (p) agree in writing or otherwise to take any of the
foregoing actions prohibited under this Section 6.01 or any action which would cause any representation or warranty in this Agreement to be or become untrue or incorrect.

                  SECTION 6.02 Access to Information. From the date of this Agreement until the Effective Time, the Company will, and will cause its subsidiaries, and each of their respective officers, directors, employees, counsel, advisors and representatives (collectively, the "Company Representatives") to, give Parent and the Purchaser and their respective officers, employees, counsel, advisors and representatives (collectively, the "Parent Representatives") full access, during normal business hours, to the offices and other facilities and to the books and records of the Company and its subsidiaries and will cause the Company Representatives and the Company's subsidiaries to furnish Parent, the Purchaser and the Parent Representatives with such financial and operating data and such other information with respect to the business and operations of the Company and its subsidiaries as Parent and the Purchaser may from time to time reasonably request. The Company shall furnish promptly to Parent and the Purchaser a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries during such period pursuant to the requirements of federal or state securities laws. Parent and the Purchaser agree that any information furnished pursuant to this Section 6.02 will be subject to the provisions of the letter agreement dated April 7, 1997 between the Parent and the Company (the "Confidentiality Agreement"), it being understood that the provisions set forth in the eighth, ninth and tenth paragraphs thereof shall have no further force and effect.

                  SECTION 6.03  Efforts.

                           (a) Subject to the terms and conditions provided
herein, each of the Company, Parent and the Purchaser shall, and the Company shall cause each of its subsidiaries to, cooperate and use reasonable efforts to make, or cause to be made, all filings necessary or proper under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to cooperation in the preparation and filing of the Offer Documents, the Schedule 14D-9, the distribution of Contingent Rights and any actions or filings related thereto, the Proxy Statement, any required filings under the HSR Act, or other foreign filings and any amendments to any thereof.

                           In addition, if at any time prior to the Effective
Time any event or circumstance relating to either the Company or Parent or the Purchaser or any of their respective subsidiaries should be discovered by the Company or Parent, as the case may be, which should be set forth in an amendment to the Offer Documents or Schedule 14D-9, the discovering party will promptly inform the other party of such event or circumstance. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

                           (b) Each of the parties will use its reasonable
efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other person required in connection with, and waivers of any Violations that may be caused by, the consummation of the transactions contemplated by the Offer and this Agreement.

                  SECTION 6.04 Public Announcements. The Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Offer, the Merger and the other transactions contemplated hereby, agree to provide to the other party for review a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable law or any listing agreement with a securities exchange.

                  SECTION 6.05  Employee Benefit Arrangements.

                           (a) Parent agrees that the Company will honor and,
from and after the Effective Time, Parent will cause the Surviving Corporation to honor, all obligations under Employee Benefit Arrangements to which the Company or any of its subsidiaries is presently a party which are listed in
Section 6.05(a) of the Company Disclosure Schedule. Notwithstanding the foregoing, from and after the Effective Time, subject to the remaining provisions of this Section 6.05(a), the Surviving Corporation shall have the right to amend, modify, alter or terminate any Employee Benefit Arrangements, provided that any such action shall not adversely affect the rights of any employees or other beneficiaries which shall have arisen thereunder prior to such amendment, modification, alteration or termination, and shall not affect any rights for which the agreement of the other party or a beneficiary is required.

                           (b) Parent shall cause the Surviving Corporation to
establish a special bonus plan (the "Special Bonus Plan") for all employees of the Company or any of its subsidiaries who held Options which were outstanding as of immediately before the Effective Time which were not then vested and were terminated as of the Effective Time. The Special Bonus Plan shall provide for a cash payment on the second anniversary of the Effective Time to each employee who continues to be an employee of the Surviving Corporation, Parent or any of their respective subsidiaries on such second anniversary in an amount (subject to any applicable withholding taxes) equal to the sum of (i) the product of (x) the total number of Common Shares subject to such terminated Options and (y) the excess of the Merger Price over the exercise price per Common Share of such terminated Options, plus (ii) interest on the amount set forth in clause (i) at a rate of 6% per annum from the Effective Time, plus (iii) the product of (x) the total number of Common Shares subject to such terminated Option and (y) the amount of cash, if any, paid with respect to each Contingent Right pursuant to the Contingent Rights Agreement. Any employee of the Company who is involuntarily terminated without cause or whose employment ceases by reason of death or disability, in each case prior to the second anniversary of the Effective Time, shall be entitled, promptly following such termination or cessation of employment (or, in the case of any payment pursuant to clause (y) of the preceding sentence, promptly following the later of March 31, 1999 or the date of such termination or cessation of employment), to receive from the Company a cash payment equal to the amount which such employee would have received pursuant to the formula in the immediately preceding sentence, had such employee remained employed throughout the period ending on the second anniversary of the Effective Time.

                  SECTION 6.06 Indemnification; Directors' and Officers' Insurance.

                           (a) From and after the time the Purchaser purchases
Shares pursuant to the Offer through and including the Effective Time (without regard to the termination of this Agreement), neither Parent nor the Purchaser will take any action, nor permit any action to be taken, which would change or amend the provisions of the Certificate of Incorporation or By-Laws of the Company in effect on the date hereof (copies of which previously have been supplied to Parent) relating to limitation of liability or indemnification inconsistent with its obligations under Section 6.06(b) hereof or eliminate or make any modification in the Company's existing director's and officer's insurance inconsistent with its obligations under Section 6.06(c) hereof. Parent agrees that from and after the Effective Time all rights to indemnification now existing in favor of individuals who at or prior to the Effective Time were directors or officers of the Company or any of its subsidiaries as set forth in the Certificate of Incorporation or By-Laws of the Company shall survive the Merger with respect to matters existing or occurring at or prior to the Effective Time and shall continue in full force and effect for a period of six years following the Effective Time.

                           (b) The Company shall, and from and after the
Effective Time, the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its subsidiaries (each individually an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the Indemnifying Party as a result of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was a director or officer of the Company or any of its subsidiaries or out of or in connection with activities in such capacity, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under the GCL to indemnify any such person and, without limiting the generality or effect of the foregoing, to the fullest extent provided in the respective Certificates of Incorporation or By-Laws of the Company and its subsidiaries as in effect on the date hereof. Parent will cause the Surviving Corporation to pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by law and, without limiting the generality or effect of the foregoing, to the fullest extent provided in the respective Certificates of Incorporation or By-Laws of the Company and its subsidiaries as in effect on the date hereof subject to receipt by the Company of an undertaking by or on behalf of such officer or director contemplated by Section 145(e) of the GCL. Without limiting the generality or effect of the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time) and, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, there is a conflict on any significant issue between the position of the Company and an Indemnified Party or different defenses may reasonably be expected to exist, the Indemnified Parties may retain counsel which counsel shall be reasonably satisfactory to the Company (or the Surviving Corporation after the Effective Time) and the Company shall (or after the Effective Time, Parent will cause the Surviving Corporation to) pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, provided, however that (i) Parent or the Surviving Corporation shall have the right, from and after the purchase of Common Shares pursuant to the Offer, to assume the defense thereof (which right shall not affect the right of the Indemnified Parties to be reimbursed for separate counsel as specified in the preceding sentence), (ii) the Company and the Indemnified Parties will cooperate in the defense of any such matter and
(iii) neither Parent, the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent. Any Indemnified Party wishing to claim indemnification under this Section 6.06, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify both Parent and the Company (or, after the Effective Time, the Surviving Corporation) (but the failure to so notify shall not relieve a party from any liability which it may have under this Section 6.06 except and only to the extent such failure materially prejudices such party), and shall deliver to both Parent and the Company (or after the Effective Time, the Surviving Corporation) the undertaking contemplated by Section 145(e) of the GCL. The Indemnified Parties as a group may not retain more than one counsel to represent them with respect to each such matter unless there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties or unless different defenses may reasonably be expected to exist. The Company, Parent and Purchaser agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

                           (c) Parent agrees that the Company, and from and
after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than six years (except as provided in the last sentence of this Section 6.06(c)) from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor other policies of at least the same coverage amounts and which contain terms and conditions not less advantageous (other than to a de minimus extent) to the beneficiaries of the current policies and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 125% of the last annual premium paid by the Company prior to the date hereof (which the Company represents to be $196,000 for the 12-month period ending May 12, 1998) and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.06(c) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount. Notwithstanding the foregoing, at any time on or after the second anniversary of the Effective Time, Parent may, at its election, undertake to provide funds to the Surviving Corporation to the extent necessary so that the Surviving Corporation may self-insure with respect to the level and scope of insurance coverage required under this Section 6.06(c) in lieu of causing to remain in effect any directors' and officers' liability insurance policy.

                           (d) Parent shall guarantee the obligations of the
Surviving Corporation under this Section 6.06.

                           (e) This Section 6.06 shall survive the consummation
of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall be enforceable by the Indemnified Parties.

                  SECTION 6.07 Notification of Certain Matters. Parent and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which would be reasonably likely (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (ii) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied and (b) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder. Each of the Company, Parent and the Purchaser shall give prompt notice to the other parties hereof of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

                  SECTION 6.08 Rights Agreement. The Company covenants and agrees that it will not (i) redeem the Rights, (ii) amend the Rights Agreement or (iii) take any action which would allow any Person (as defined in the Rights Agreement) other than Parent or the Purchaser to acquire beneficial ownership of 15% or more of the Common Shares without causing a Distribution Date or a Triggering Event (as each such term is defined in the Rights Agreement) to occur. Notwithstanding the foregoing, the Company may upon at least two business days prior written notice to Parent take the actions described in clauses (i) or
(iii) of the preceding sentence, if (x) the Company Board determines in good faith, after consultation with its outside legal counsel, that failing to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Company Board, and (y) prior to such action the Company shall have paid to Parent a fee of $13 million (which amount shall be paid in lieu of any Termination Fee payable pursuant to Section 8.03(b)). Neither the Board of Directors of the Company nor the Continuing Directors (as defined in the Rights Agreement) of the Company shall make a determination that Parent, the Purchaser or any of their respective Affiliates or Associates is an "Adverse Person" for purposes of the Rights Agreement.

                  SECTION 6.09 State Takeover Laws. The Company shall, upon the request of the Purchaser, take all reasonable steps to assist in any challenge by the Purchaser to the validity or applicability to the transactions contemplated by this Agreement, including the Offer and the Merger, of any state takeover law.

                  SECTION 6.10 No Solicitation.

                           (a) The Company, its affiliates and their respective
officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries. The Company agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate or encourage, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any merger, liquidation, recapitalization, consolidation or other business combination involving the Company or its subsidiaries or acquisition of any capital stock or any material portion of the assets (except for acquisition of assets in the ordinary course of business consistent with past practice) of the Company or its subsidiaries, or any combination of the foregoing (other than the Offer and the Merger) (an "Acquisition Transaction"), or negotiate, explore or otherwise engage in substantive discussions with any person (other than the Purchaser, Parent or their respective directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that the Company may furnish information to, and negotiate or otherwise engage in substantive discussions with, any person who delivers a written proposal for an Acquisition Transaction if the Company Board determines in good faith by a majority vote, after consultation with its outside legal counsel, that failing to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Company Board, and prior to furnishing non-public information to any such party, the Company shall have entered into a confidentiality agreement containing terms at least as favorable to the Company as those of the Confidentiality Agreement with respect to the maintenance of confidentiality and the permitted use of information provided by or on behalf of the Company.

                           (b) From and after the execution of this Agreement,
the Company shall immediately advise the Purchaser in writing of the receipt, directly or indirectly, of any, discussions, negotiations or proposals relating to an Acquisition Transaction, identify the offeror and furnish to the Purchaser a copy of any such proposal, if it is in writing, or a written summary of any such proposal relating to an Acquisition Transaction if it is not in writing. The Company shall promptly advise Parent of any development relating to such proposal, including the results of any discussions or negotiations with respect thereto.

                  SECTION 6.11 Parent Agreements. (a) Parent agrees to cause the Purchaser to comply with its obligations under this Agreement.

                           (b) Parent shall not take any action to cause the
Company, including after the Effective Time the Surviving Corporation, to breach its covenants and other obligations in the Contingent Payment Rights Agreement.

                  SECTION 6.12 Contingent Payment Rights Agreement. As promptly as practicable after the date hereof, the Company shall enter into a Contingent Payment Rights Agreement in the form set forth in Exhibit B, except for such immaterial changes as shall be approved by Parent, such approval not to be unreasonably withheld.

                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

                  SECTION 7.01 Conditions. The respective obligations of Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

                           (a) Stockholder Approval. The stockholders of the
Company shall have duly approved the transactions contemplated by this Agreement, if required by applicable law.

                           (b) Purchase of Common Shares. The Purchaser shall
have accepted for payment and paid for Common Shares in an amount sufficient to meet the Minimum Condition and otherwise pursuant to the Offer in accordance with the terms hereof; provided, however, that this condition shall be deemed to be satisfied with respect to the obligation of Parent and the Purchaser to effect the Merger if the Purchaser fails to accept for payment or pay for Common Shares pursuant to the Offer in violation of the terms of the Offer or of this Agreement.

                           (c) Injunctions; Illegality. The consummation of the
Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger or has the effect of making the purchase of Common Shares illegal.

                           (d) HSR Act. Any waiting period (and any extension
thereof) under the HSR Act applicable to the Merger shall have expired or terminated.

                                  ARTICLE VIII

                         TERMINATION; AMENDMENTS; WAIVER

                  SECTION 8.01 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company (with any termination by Parent also being an effective termination by the Purchaser):

                           (a) by the mutual written consent of Parent and the
Company, by action of their respective Boards of Directors;

                           (b) by the Company if (i) Parent or the Purchaser
fails to commence the Offer as provided in Section 1.01 hereof, or (ii) Parent or the Purchaser shall not have accepted for payment and paid for Common Shares pursuant to the Offer in accordance with the terms hereof and thereof on or before October 31, 1997; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(b) if the Company shall have materially breached this Agreement;

                           (c) by Parent or the Company if (i) the Offer is
terminated or withdrawn pursuant to its terms without any Common Shares being purchased thereunder or (ii) the Merger shall not have been consummated on or before December 31, 1997; provided, however, that neither Parent nor the Company may terminate this Agreement pursuant to this Section 8.01(c) if such party shall have materially breached this Agreement;

                           (d) by Parent or the Company if any court of
competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Common Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable, provided that the party seeking to terminate this Agreement shall have used its reasonable efforts to remove or lift such order, decree or ruling;

                           (e) by the Company if, prior to the acceptance for
payment of Common Shares pursuant to the Offer, the Company Board approves an Acquisition Transaction, on terms which a majority of the members of the Company Board have determined in good faith (i) after consultation with Salomon Brothers or another nationally recognized investment banking firm, to be more favorable to the Company and its stockholders than the transactions contemplated by this Agreement, taking into account the distribution of the Contingent Rights, and (ii) after consultation with outside legal counsel, that failure to approve such proposal and terminate this Agreement would reasonably be expected to result in a breach of fiduciary duties of the Company Board under applicable law; provided that the termination described in this Section 8.01(e) shall not be permissible unless and until the Company shall have provided the Purchaser and Parent prior written notice at least two business days prior to such termination that the Company Board has authorized and intends to effect the termination of this Agreement pursuant to this Section 8.01(e), including copies of all proposed written agreements, arrangements, or understandings, including the forms of any agreements supplied by third parties, with respect to such Acquisition Transaction (and a description of all material oral agreements with respect thereto), the Company shall otherwise be in compliance with its obligations under this Agreement and on or prior to such termination shall have paid to Parent the Termination Fees described in Section 8.03(b); provided further, that notwithstanding anything in this Agreement to the contrary the termination of this Agreement by the Company in compliance with this Section 8.01(e) shall not be deemed to violate other obligations of the Company under this Agreement.

                           (f) by Parent if the Company breaches its covenant in
Section 6.08 or takes an action pursuant to the second sentence of Section 6.08, provided, however, such breach occurs prior to the time that designees of Parent constitute a majority of the Company Board pursuant to Section 1.03;

                           (g) by Parent prior to the purchase of Common Shares
pursuant to the Offer, if the Company Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to the Purchaser its approval or recommendation of the Offer, this Agreement or the Merger, shall have approved or recommended an Acquisition Transaction, or shall have resolved to effect any of the foregoing; or

                           (h) by Parent prior to the purchase of Common Shares
pursuant to the Offer if the Minimum Condition (as defined in Annex I) shall not have been satisfied by the Expiration Date of the Offer and on or prior to such Date an Acquisition Transaction shall have been publicly announced or disclosed.

                  SECTION 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provisions of the last sentence of Section 6.02 and the provisions of this Section 8.02 and Section 8.03, which shall survive any such termination. Nothing contained in this Section 8.02 shall relieve any party from liability for any breach of this Agreement.

                  SECTION 8.03 Fees and Expenses.

                           (a) Whether or not the Merger is consummated, except
as otherwise specifically provided herein, all costs and expenses incurred in connection with the Offer, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

                           (b) In the event that this Agreement is terminated
pursuant to SECTION 8.01(e), (f) or (g) hereof, or is terminated pursuant to
SECTION 8.01(c)(i) hereof as a result of the failure to satisfy any of the conditions set forth in paragraphs (d) or (g) of Annex I, then the Company shall promptly (and in any event within one business day after such termination or, in the case of any such termination by the Company, prior to such termination) pay Parent a termination fee of $13 million (the "Termination Fee"), provided that in no event shall more than one Termination Fee be payable by the Company (including for this purpose the fee payable under Section 6.08).

                           (c) In the event that this Agreement is terminated
pursuant to Section 8.01(h) hereof and within six months of the date of termination of this Agreement a transaction constituting an Acquisition Transaction is consummated or the Company or any of its subsidiaries enters into an agreement with respect to, or approves or recommends such a transaction, the Company shall promptly (and in any event within one business day thereafter) pay Parent the Termination Fee; provided, however, that in no event shall the Company be obligated to pay more than one such Termination Fee with respect to all such occurrences (including for this purpose the fee payable under Section 6.08).

                           (d) The prevailing party in any legal action
undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees) incurred in connection with such action.

                  SECTION 8.04 Amendment. Subject to Section 1.03(c), this Agreement may be amended by the Company, Parent and the Purchaser at any time before or after any approval of this Agreement by the stockholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Price or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

                  SECTION 8.05 Extension; Waiver. Subject to Section 1.03(c), at any time prior to the Effective Time, Parent and the Purchaser, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties contained herein of the other or in any document, certificate or writing delivered pursuant hereto by the other or (iii) waive compliance by the other with any of the agreements or conditions. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX.

                                  MISCELLANEOUS

                  SECTION 9.01 Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. Notwithstanding the foregoing, the agreements set forth in Section 2.09, Section 3.02, the last sentence of the second paragraph of Section 6.03(a), Section 6.05(b), 6.11(b) and Section 6.06 shall survive the Effective Time indefinitely (except to the extent a shorter period of time is explicitly specified therein).

                  SECTION 9.02 Entire Agreement; Assignment.

                           (a) This Agreement (including the documents and the
instruments referred to herein) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

                           (b) Neither this Agreement nor any of the rights,
interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (except that Parent may assign its rights and the Purchaser may assign its rights, interest and obligations to any affiliate or direct or indirect subsidiary of Parent without the consent of the Company provided that no such assignment shall relieve Parent of any liability for any breach by such assignee. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  SECTION 9.03 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

                  SECTION 9.04 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:

                  If to Parent or the Purchaser:

                  Eaton Corporation
                  Eaton Center
                  1111 Superior Avenue
                  Cleveland, Ohio  44114-2584
                  Attention:  General Counsel
                  Facsimile Number:  (216) 479-7056

                  with a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York  10019
                  Attention:  Daniel A. Neff, Esq.
                  Facsimile Number:  (212) 403-2000

                  If to the Company:

                  Fusion Systems Corporation
                  7600 Standish Place
                  Rockville, Maryland  20855
                  Attention:  General Counsel
                  Facsimile Number:  (301) 309-0783
                  with a copy to:

                  Testa, Hurwitz & Thibeault, LLP
                  125 High Street Tower
                  Boston, MA  02110
                  Attention:  Gordon H. Hayes, Jr., Esq.
                  Facsimile Number:  (617) 248-7100

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

                  SECTION 9.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  SECTION 9.06 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  SECTION 9.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  SECTION 9.08 Parties in Interest. Except with respect to Sections 2.09, 6.05(b) and 6.06 (which are intended to be for the benefit of the persons identified therein, and may be enforced by such persons) and Section 6.11(b) (which is intended to be for the benefit of the Trustee, and may be enforced by such person or, to the extent holders are permitted under the Contingent Payment Rights Agreement to enforce their rights thereunder, by such holders), this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                  SECTION 9.09 Certain Definitions. As used in this Agreement:

                           (a) the term "affiliate", as applied to any person,
shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

                           (b) the term "Person" or "person" shall include
individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act); and

                           (c) the term "Subsidiary" or "subsidiaries" means,
with respect to Parent, the Company or any other person, any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                  SECTION 9.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.


                                    EATON CORPORATION


                                    By:    /s/ Brian R. Bachman
                                        ----------------------------------
                                        Name:  Brian R. Bachman
                                        Title: Senior Vice President --
                                                   Semiconductor and
                                                   Specialty Systems


                                    By:    /s/ Gerald L. Gherlein
                                        ----------------------------------
                                        Name:  Gerald L. Gherlein
                                        Title: Executive Vice President



                                    ETN ACQUISITION CORP.


                                    By:    /s/ Brian R. Bachman
                                        ----------------------------------
                                        Name:  Brian R. Bachman
                                        Title: President



                                    FUSION SYSTEMS CORPORATION


                                    By:    /s/ Leslie S. Levine
                                        ----------------------------------
                                        Name:  Leslie S. Levine
                                        Title: President and
                                                   Chief Executive Officer

                                                                         ANNEX I


                  Conditions to the Offer. Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any tendered Common Shares and may terminate or, subject to the terms of the Merger Agreement, amend the Offer, if (i) there shall not be validly tendered and not properly withdrawn prior to the Expiration Date for the Offer that number of Common Shares which represents at least a majority of the total number of outstanding Common Shares on a fully diluted basis on the date of purchase (not taking into account the Rights) (the "Minimum Condition"), (ii) any applicable waiting period under the HSR Act or under any applicable foreign statutes or regulations shall not have expired or been terminated prior to the Expiration Date, or (iii) at any time on or after June 30, 1997 and prior to the time of acceptance for payment or payment for any Common Shares, any of the following events (each, an "Event") shall occur:

                           (a) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act to the Offer or to the Merger, that, in the reasonable judgment of Parent, would be expected to, directly or indirectly: (i) make illegal or otherwise prohibit or materially delay consummation of the Offer or the Merger or seek to obtain material damages or make materially more costly the making of the Offer, (ii) prohibit or materially limit the ownership or operation by Parent or the Purchaser of all or any material portion of the business or assets of the Company or any of its subsidiaries taken as a whole or compel Parent or the Purchaser to dispose of or hold separately all or any material portion of the business or assets of Parent or the Purchaser or the Company or any of its subsidiaries taken as a whole, or seek to impose any material limitation on the ability of Parent or the Purchaser to conduct its business or own such assets, (iii) impose material limitations on the ability of Parent or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Common Shares, including, without limitation, the right to vote any Common Shares acquired or owned by the Purchaser or Parent on all matters properly presented to the Company's stockholders, (iv) require divestiture by

         Parent or the Purchaser of any Common Shares, or (v) may, in the reasonable judgment of Parent, be expected to result in a Material Adverse Effect on the Company; or

                           (b) there shall be instituted or pending any action or proceeding by any Governmental Entity seeking, or that would reasonably be expected to result in, any of the consequences referred to in clauses (i) through (v) of paragraph (a) above or by any third party for which there is a substantial likelihood of resulting in any of the consequences referred to in clauses (i) through (v) of paragraph
         (a) above; or

                           (c) any change shall have occurred (or any development shall have occurred involving prospective changes) in the business, assets, liabilities, condition (financial or otherwise), prospects or results of operations of the Company or any of its subsidiaries that has, or could reasonably be expected to have, a Material Adverse Effect on the Company; or

                           (d) (i) the Company Board or any committee thereof shall have withdrawn, or shall have modified or amended in a manner adverse to Parent or the Purchaser, the approval, adoption or recommendation, as the case may be, of the Offer or the Merger Agreement, or approved or recommended any Acquisition Transaction, (ii) a Person shall have entered into a definitive agreement or an agreement in principle with the Company with respect to an Acquisition Transaction, or (iii) the Company Board or any committee thereof shall have resolved to do any of the foregoing; or

                           (e) the Company and the Purchaser and Parent shall have reached an agreement that the Offer or the Merger Agreement be terminated, or the Merger Agreement shall have been terminated in accordance with its terms; or

                           (f) any of the representations and warranties of the Company set forth in the Merger Agreement, when read without any exception or qualification as to materiality or Material Adverse Effect on the Company, shall not be true and correct, as if such representations and warranties were made at the time of such determination (except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date) except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect on the Company, (ii) prevent or materially delay the consummation of the Offer, (iii) materially increase the cost of the Offer to the Purchaser or (iv) have a material adverse effect on the benefits to Parent of the transactions contemplated by this Agreement; or

                           (g) the Company shall have failed to perform in any material respect or to comply in any material respect with any of its material obligations, covenants or agreements under the Merger Agreement; or

                           (h) there shall have occurred, and continued to exist, (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or on the over-the-counter stock market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ"),
         (ii) any decline of at least 25% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from the close of business on the last trading day immediately preceding the date of the Merger Agreement through the applicable Expiration Date, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iv) a commencement of a war, armed hostilities or other national or international crisis involving the United States or a material limitation (whether or not mandatory) by any Governmental Entity on the extension of credit by banks or other lending institutions.

                  The foregoing conditions (including those set forth in clauses
(i) and (ii) of the initial paragraph) are for the benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in their reasonable discretion, in each case, subject to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                  The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed, except that the term "Merger Agreement" shall be deemed to refer to the Agreement to which this Annex I is appended.

                                                                       EXHIBIT A


                  PRINCIPAL TERMS OF CONTINGENT PAYMENT RIGHTS



GENERAL: The Rights will be cash settlement "earn-out" rights which will pay specified amounts if, and only if,
                                            (i) a "Change of Control" of the
                                            Company occurs prior to December 31,
                                            1997 and (ii) the Company achieves
                                            certain levels of Company Sales (as
                                            defined below) during the
                                            Measurement Period (as defined
                                            below).  The Rights will be issued
                                            by the Company as a dividend on the
                                            Common Shares, consisting of one
                                            Right per share outstanding on the
                                            record date.  One Right will also be
                                            issued (i) upon exercise of an
                                            option outstanding on the record
                                            date with respect to each Common
                                            Share issued upon exercise thereof
                                            and (ii) upon the cash-out of any
                                            vested option outstanding on the
                                            record date in connection with a
                                            "Change of Control" with respect to
                                            each Common Share that would have
                                            been issuable upon exercise of such
                                            vested option.  The Rights will be
                                            issued pursuant to a Rights
                                            Agreement between the Company and a
                                            major financial institution, as
                                            Rights Agent.

DIVIDEND RECORD DATE:                       July __, 1997 [15 business days
                                            after declaration].

DIVIDEND PAYMENT DATE:                      September __, 1997 [60 days after
                                            record date].

MEASUREMENT PERIOD:                         January 1, 1998 to December 31,
                                            1998.

COMPANY SALES:                              All net sales of the Company and its
                                            subsidiaries during the Measurement
                                            Period, calculated in accordance
                                            with generally accepted accounting
                                            principles.

CASH PAYMENT AMOUNT:                        The payment made per Right will be
                                            an amount in cash equal to:

                                            (a)      $5.00, if Company Sales are
                                                     $149 million or greater;

                                            (b)      $3.50, if Company Sales are
                                                     $141 million;

                                            (c)      $2.25, if Company Sales are
                                                     $134 million; or

                                            (d)      $1.00, if Company Sales are
                                                     $127 million.

                                            (e)      $0.00 if less than $122
                                                     million.

                                            If the Company Sales fall between
                                            two of the levels specified above,
                                            the amount of the payment made per
                                            Right shall be determined by
                                            interpolation. No payment shall be
                                            made if Company Sales are less than
                                            $122 million.

CASH PAYMENT DATE:                          March 31, 1999.

EXPIRATION DATE:                            The Rights shall expire without any
                                            payment on December 31, 1997 if no
                                            "Change of Control" of the Company
                                            has occurred prior to such date.  If
                                            a "Change of Control" has occurred
                                            prior to December 31, 1997, but
                                            Company Sales are less than $122
                                            million, the Rights shall expire
                                            without any payment on April 1,
                                            1999.

OPTIONAL REDEMPTION:                        The Rights may be redeemed at the
                                            option of the Company at any time
                                            after a "Change of Control" of the
                                            Company, in whole or in part, at a
                                            redemption price of $5.00 per Right.

                                       -2-